EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175693, 333-60196-99, 333-18135-99, 333-136061-99, 333-138506-99 and 333-193680 on Form S-8 of our reports dated September 22, 2014, relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries, and the effectiveness of Ascena Retail Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. and subsidiaries for the year ended July 26, 2014.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 22, 2014